UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LIBERTY ENERGY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

LIBERTY ENERGY INC.
950 17th Street, Suite 2400
Denver, Colorado 80202

Supplement to the Proxy Statement
for the 2025 Annual Meeting of Stockholders
to be held Tuesday, April 15, 2025

This supplement, dated March 24, 2025 (the “Supplement”), supplements the definitive proxy statement of Liberty Energy Inc., a Delaware corporation (“Liberty”), dated March 6, 2025 (the “Proxy Statement”), and is furnished to Liberty’s stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of Liberty for Liberty’s 2025 Annual Meeting of Stockholders to be held on Tuesday, April 15, 2025, or any postponement or adjournment thereof (the “2025 Annual Meeting”). This Supplement is being filed with the U.S. Securities and Exchange Commission and is first being made available to Liberty’s stockholders on or about March 24, 2025.

Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the 2025 Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement in their entirety.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement updates, and to the extent inconsistent therewith, supersedes, the disclosure in the Proxy Statement to reflect that the New York Stock Exchange (“NYSE”) notified Liberty of its determination that Proposal 9 of the Proxy Statement, which seeks stockholder approval of miscellaneous amendments to clarify and modernize Liberty’s Amended and Restated Certificate of Incorporation (as amended, the “Charter”), is a “routine” matter, eligible for discretionary voting by brokers and other nominees under the NYSE rules.

Pursuant to the NYSE rules, if you hold your shares through a broker or other nominee (i.e. in “street name”) and do not instruct such broker or other nominee on how to vote your shares, your broker or other nominee is permitted to vote your shares in its discretion on “routine” matters as determined by the NYSE. This Supplement clarifies that the NYSE considers Proposal 9 to be a “routine” matter.

As a result of the foregoing, the following updates are made to the Proxy Statement:

The second paragraph under the heading “‘Broker Non-Votes’ and Abstentions and their Effect on Proposals” on page 3 of the Proxy Statement is hereby revised in its entirety to read as follows:

If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares of Common Stock with regard to Proposals 1, 2, and 4 through 8, the broker may not exercise discretion to vote for or against those proposals because each of these proposals are considered “non-routine” under applicable New York Stock Exchange (“NYSE”) rules. With respect to Proposals 3 and 9, the broker may exercise its discretion to vote for or against such proposal in the absence of your instruction. Broker non-votes are treated as not entitled to vote on a matter with respect to non-discretionary matters.

The ninth row in the table under the heading “Votes Required to Approve Proposals and Board Recommendations” on page 4 of the Proxy Statement is hereby revised in its entirety to read as follows:

Proposal	Required Vote	Board Recommendation	Treatment of
			Abstentions	Broker Non-Votes
(9) To approve miscellaneous amendments to clarify and update our Charter	Affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class	“FOR”	Abstentions have the effect of a vote “AGAINST”	There will be no broker non-votes because brokers have discretion to vote on this proposal

The paragraph under the heading “Vote Required” on page 54 of the Proxy Statement is hereby revised in its entirety to read as follows:

The approval of Proposal 9 requires the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of Common Stock entitled to vote thereon, voting together as a single class. If you submit a signed proxy card but do not give voting instructions as to how your shares of Common Stock should be voted, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Abstentions will have the same effect as a vote “AGAINST” Proposal 9, and there will be no broker non-votes with respect to Proposal 9.